Exhibit 99

Contact:

Rod Hise

The Luminis Group Ltd for Exact Sciences Corp.

608-807-4607

rod@luminisgroup.com

For Immediate Release

Exact Sciences reports second-quarter 2014 financial results

MADISON, Wis., July 22, 2014 — Exact Sciences Corp. (Nasdaq: EXAS) today announced its financial results for the quarter ended June 30, 2014.

Exact reported total revenues of $0.0 million for the second quarter of 2014, compared to $1.0 million for the second quarter of 2013. The company’s revenue had been comprised of the non-cash amortization of up-front license fee payments paid to it by Genzyme Corp. These payments were amortized over a five-year collaboration period that ended in January 2014.

Exact reported a net loss of ($19.4) million, or ($0.24) a share, for the second quarter of 2014. The company had a net loss of ($12.3) million, or ($0.19) a share, for the same period of 2013. The net loss for the six-month period ended June 30, 2014, was ($35.5) million, or ($0.46) a share. The company’s net loss for the same period of 2013 was ($23.2) million, or ($0.36) a share.

Operating expenses for the quarter ended June 30, 2014, were $19.6 million, compared to $13.4 million for the second quarter of 2013. Operating expenses for the first six months of 2014 totaled $36.0 million, compared to $25.3 million during the same period of 2013.

Exact ended the second quarter of 2014 with cash, cash equivalents and marketable securities of $234.8 million, compared to $133.3 million at Dec. 31, 2013.  The company received $137.7 million of net proceeds from a public offering of its common stock that closed in early April.

“We continue to prepare for Cologuard’s commercialization. We recently successfully completed our FDA inspection without any findings or observations, made our reimbursement proposal to CMS, hired an eighty person direct sales force and, held an outstanding national sales training meeting last week,” said Kevin T. Conroy, the company’s chairman and chief executive. “We are pleased with our launch readiness and look forward to working with physicians and patients, pending FDA approval, to improve colon cancer screening.”

Second-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Tuesday, July 22, 2014, at 10 a.m. ET to discuss second-quarter results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332.  An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 855-859-2056 domestically or 404-537-3406 internationally. The access code for the conference call and replay is 74628686. The conference call, webcast and replay are open to all interested parties.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on colorectal cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.  For more information, please visit the company’s website at www.exactsciences.com.

Certain statements made in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this news release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expectations concerning our ability to secure and the timing of FDA approval for our Cologuard test, our ability to secure favorable reimbursement rates from Medicare and other third-party payors, timing of our launch of a commercial product, our estimates of the available market size and our potential penetration, expected research and development expenses, expected general and administrative expenses and our expectations concerning our business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

License fees	$—	$1,036	$294	$2,072

Operating Expenses:
Research and development	7,174	6,457	14,604	13,983
General and administrative	6,230	3,628	10,816	6,276
Sales and marketing	6,166	3,302	10,622	5,061
	19,570	13,387	36,042	25,320

Loss from operations	(19,570)	(12,351)	(35,748)	(23,248)

Interest income	146	55	232	117
Interest expense	(13)	(18)	(28)	(37)

Net loss	$(19,437)	$(12,314)	$(35,544)	$(23,168)

Net loss per share - basic and diluted	$(0.24)	$(0.19)	$(0.46)	$(0.36)

Weighted average common shares outstanding - basic and diluted	82,048	64,699	76,548	64,270

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	June 30,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$20,708	$12,851
Marketable securities	214,089	120,408
Prepaid expenses and other current assets	3,987	2,199
Property and equipment, net	17,021	11,169
Total assets	$255,805	$146,627

Liabilities and stockholders’ equity
Total current liabilities	$9,818	$7,752
Long term debt	1,000	1,000
Long term accrued interest	95	84
Obligations under capital lease, less current portion	177	360
Lease incentive obligation, less current portion	1,845	2,115
Total stockholders’ equity	242,870	135,316
Total liabilities and stockholders’ equity	$255,805	$146,627